Exhibit 99.4

Martin Carver audix December 5, 2006

Good morning. My news this morning is unquestionably the most important change in Bandag’s history. It is exciting, and it is understandably surprising. But I can tell you from the bottom of my heart, it is the powerful future that Bandag employees so rightly deserve.

Yesterday, the Board of Directors approved and we have signed an agreement to merge Bandag, Incorporated into a newly created Bridgestone Americas company. At 8:00 this morning, Central Time, a press release was issued which details the terms of this transaction whereby Bandag and Bridgestone Americas have agreed to join our businesses and Bandag will become a new, wholly owned subsidiary of Bridgestone Americas.

I am totally sincere when I say this: This new relationship allows Bandag to position itself for continued prosperity in a changing marketplace. The Bridgestone organization has tremendous respect for Bandag’s culture, its people, and its products and services. Bandag’s strengths in retreading technology and our passion for serving customers will be able to flourish in a strategic new business unit that Bridgestone Americas has created especially for the addition of our business to theirs. They, like us, have been in search of new ways to grow revenues and be more competitive in serving customers. The irrevocable changes that have occurred in our industry have made the time right for this change. It is not only the right thing to do for all our stakeholders, it is the best thing.

You know, for some twenty years Bandag has withstood unrelenting competition from new tire companies who have entered the retread market. It began with Goodyear in 1985 with a concept they called “cradle to grave” tire management. Bandag competed against Goodyear and then Michelin for retread customers, and I am proud to say you not only competed, you advanced the state of the art of the retreading industry substantially along the way. We had going for us three powerful advantages: first our people, second our distribution system for serving customers needs, and third the fact that for many years the customer didn’t really want a cradle to grave solution.

But customers change. The marketplace has evolved. Retreading is as critical as ever, and now fleets DO require that retreading be part of more extensive solutions for keeping trucks rolling.

That change is what makes this such is a tremendous opportunity for Bandag and Bridgestone Americas to enhance our revenues. Being part of Bridgestone Americas enables Bandag retreads and vehicle services, and Bridgestone truck and bus tires to enter a very competitive arena with a combined offering that can be adapted to markets all over the world.

So, since we are part of Bridgestone Americas, does this mean that Bandag will go away? Not at all. Ours is a powerful brand and our prospective new parent company has acknowledged that value in the offer it made. We will be positioned as a major new business unit, operating as Bandag. By the way, when you look in the marketplace, you see that another venerable American tire brand still thrives under Bridgestone America’s stewardship – that, of course, is Firestone. The name Bandag will also continue to thrive in this new business.

I am sure you will have dozens of questions. We have anticipated that. We don’t have all the answers, but as we move through the interim period where all the details are finalized and the transaction formally completed, your questions will be addressed.

I’d like to close with these last couple of thoughts. Those of you who know me well, know how much I admire and respect Bandag employees. My vision for this company has always been that the way we conduct our business is more important than what our business consists of. Every Bandag employee, past and present, has been integral to our impressive financial and industry success – but more importantly, we’ve become a unique family of sorts. In order to ensure that this business will continue to thrive to support our family members, we needed to make the right change. The people at Bridgestone Americas know that, they share those kinds of values about people, and most of all, they really, really want Bandag to succeed. I am satisfied that we will succeed – and that we will continue to have a caring family helping us attain the satisfaction and rewards of growing an exciting new business by serving the customers we have come to know so well. God bless you one and all for the commitment and contributions you have made over the years. And now prepare yourself for the exciting new opportunities just over the horizon. Bridgestone and Bandag together are going to have an incredible future.

Additional Information

In connection with the proposed combination described above (the “Merger”), Bandag will file with the Securities and Exchange Commission (the “SEC”) and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.